EXHIBIT 99.1

CNET Networks Reports Second Quarter 2004 Financial Results

Company Posts Total Revenues of $68.1 million; Interactive Revenue up 26%

SAN FRANCISCO, July 14, 2004 — CNET Networks, Inc. (Nasdaq: CNET) today reported that revenues for the second quarter ended June 30, 2004 totaled $68.1 million, a 17 percent increase compared to revenues of $58.4 million for the same period of 2003. The company’s second quarter operating loss was $261,000, versus an operating loss of $9.8 million during the same period in 2003. Results for the second quarter of 2003 included $4.3 million of realignment costs. Net loss for the second quarter of 2004 was $1.5 million, or $0.01 per share, compared to a net loss of $11.6 million, or $0.08 per share, for the same period last year.

In the second quarter of 2004, CNET Networks’ operating income before depreciation and amortization was $5.5 million. This compares to an operating loss before depreciation and amortization of $4.1 million in the second quarter of 2003. A table that reconciles operating income (loss) before depreciation and amortization to the operating income (loss) found on CNET Networks’ statement of operations can be found on the “Operating Income (Loss) Reconciliation” page that accompanies this press release.

Revenues for the six months ended June 30, 2004 totaled $131.5 million, versus revenues of $115.0 million for the same period of 2003. The company’s first half operating loss was $5.9 million, versus an operating loss of $24.4 million for the same period in 2003. Operating income before depreciation and amortization for the first half of 2004 was $7.9 million, versus a loss of $11.4 million for the same period last year. Results for the first half of 2003 included $9.8 million of realignment costs. Net income for the first half of 2004 was $1.4 million, or $0.01 per share, compared to a net loss of $27.4 million, or $0.20 per share, for the same period last year. Approximately $0.04 of net income per share for the first six-months of 2004 is attributable to a net gain from unusual items, as further explained on the financial attachments that accompany this press release.

“The second quarter was another solid and consistent step forward along our growth trajectory, with healthy traction across our key metrics,” said Shelby Bonnie, Chairman and CEO of CNET Networks. “Recent product developments, partnerships, and acquisitions demonstrate our progress toward reaching new audience and customer segments, as well as enhancing our depth, with innovative community and streaming video features that draw users further into the site experience.”

“As we focus on long-term, sustainable growth, we will continue to seek opportunities to expand our audience and customer segments in order to extend our leadership position in the interactive content category. As further illustrated by our acquisition of Webshots, CNET Networks has the ability to invest strategically in order to build the business for the long-term and to capture revenue growth opportunities in 2004 and beyond.”

Business Review

·	CNET Networks’ global network of Internet properties reached an average of 74.2 million unique users on a monthly basis during the second quarter of 2004[1], an increase of 17% from the second quarter of 2003.

·	CNET Networks today announced that it has signed a definitive agreement to acquire privately-held Webshots, the leading photography website[2]. Under the terms of the agreement, CNET Networks will pay $60 million in cash and $10 million of deferred consideration. Webshots adds to CNET Networks’ market-leading portfolio of properties, and enhances the company’s position as a premier global interactive content company that informs, entertains, and connects large, engaged audiences around topics of high information need and/or personal passion. More than 14 million people visit the Webshots community each month to browse, share and engage with fellow users about photos in a range of categories, such as travel, sports and recreation, birthdays, and weddings; activities that generate over 20 million average daily page views[3]. While the Webshots and CNET Networks audiences share a passion for the digital lifestyle, the audiences are largely unduplicated. Together, the companies add significant reach and impression inventory for CNET Networks’ marketing partners.

·	In May, CNET Networks launched the new MP3.com, following its acquisition of that domain in December 2003. MP3.com is a next-generation digital music discovery and content resource with a range of innovative features that cater to the way people learn about and listen to music today. The launch of MP3.com has further enhanced the company’s ability to attract non-endemic advertisers. Since launch, the following customers have advertised on MP3.com: McDonald’s, Panasonic and Toyota Scion. Not only are early traffic and users trends strong, but the usage activity on MP3.com is encouraging. In June, users were listening to an average of 72,000 song samples per day from MP3.com’s catalog of free audio clips, a testament to the site’s early momentum. Still in its nascent stage, MP3.com continues its rapid development, with several key features planned for launch by year end.

·	CNET Download.com launched its free, legal music discovery and download service, music.download.com, as part of its expansion into categories beyond the successful core software business that made it the Internet’s leading source for downloads. The service enables the tens of millions of people who visit CNET Download.com each month to easily navigate a diverse selection of songs from participating independent artists, find the music that appeals to them, and fill their MP3 players and other audio devices with tunes, without spending a penny. Since launch, nearly 5 million songs have been downloaded by users, a volume of activity that has been well received by the participating artist community.

·	CNET.com recently secured new editorial distribution opportunities through partnerships with Premier Retail Networks, Inc. (PRN) and The New York Times Digital. The PRN alliance enables CNET to deliver consumers valuable tech buying expertise – via an editorial-driven video series – as they shop in television departments across leading nationwide retail chains including Best Buy, Circuit City, and Sears. The CNET videos are being shown in nearly 5,000 stores with an estimated audience of over 110 million shoppers per week. Under its agreement with The New York Times Digital, CNET will provide co-branded technology content to The New York Times online technology channel later this year. This agreement underscores the quality and recognition of CNET as the premier voice for technology information and content.

·	Streaming video was another area of advancement in both product innovation and audience adoption during the second quarter. CNET.com launched comprehensive new product overview pages on the latest personal technology products, including a collection of 60-second video product reviews called “First Look from the Labs” that provide consumers a realistic, 3-D “look-and-feel” perspective, enabling them to fully grasp the product offering before they buy. CNET has quickly ramped the number of products featured on “First Look from the Labs” to close to 200 since launch and going forward intends to showcase most new products in video format. Meanwhile, in May, GameSpot.com made its range of streaming video features — including live editorial programming and product demos – free to users, and the response was overwhelming, with more than 12 million streams served during the first month.

·	GameSpot (www.gamespot.com) introduced an innovative new approach to social networking with GameSpot Community, a free service that makes it fun and easy for gamers to find, meet and interact with others that share their specific gaming interests. GameSpot Community’s appeal to the fanatical gaming audience became evident during its first month in beta, with 250,000 people registering for the service.

·	This month, Joseph Gillespie officially joined CNET Networks as its first-ever Chief Marketing Officer. Gillespie is a veteran sales and marketing executive with 20 years of experience spanning online, television and print media. He joins CNET Networks from his most recent post as executive vice president, chief operating officer, and “acting chief executive officer” of Vulcan Ventures’ TechTV, the successful technology cable network and affiliated Web site.

·	During the quarter, CNET News.com continued to rack-up prestigious awards for its top-drawer journalism. The latest wins include the coveted National Magazine Award for General Excellence Online from the American Society of Magazine Editors, as well as four “Maggie Awards” from the Western Publisher’s Association. These wins build on the significant recognition CNET News.com has received in the past two years, with dozens of prestigious national honors, including awards from the Society of Professional Journalists, National Press Club, and the Society of American Business Editors and Writers.

Business Outlook

For the third quarter of 2004, management anticipates total revenues of $68.0 million to $70.0 million.  Interactive revenues are expected to be in the range of $59.0 million to $60.5 million, and publishing revenues are expected to be between $9.0 million and $9.5 million. Management estimates between an operating loss of $500,000 and operating income of $500,000 during the third quarter, and operating income before depreciation and amortization of between $5.5 million and $6.5 million for the quarter. CNET Networks expects that Webshots, which is expected to close in the third quarter of 2004, will be a modest contributor during the third quarter. Given the inability to predict the actual closing date, management is not including any contribution from Webshots in its third quarter business outlook.

We are raising our financial projections for 2004 due to stronger than anticipated performance from CNET Network’s existing operations and expected contribution from Webshots. The new guidance for 2004, which takes into account the anticipated closing of the Webshots acquisition, consists of revenue estimates in the range of $285.0 million to $292.0 million.  Interactive revenues are expected to be in the range of $249.0 million to $255.0 million, and publishing revenues are expected to be between $36.0 million and $37.0 million.  Management now estimates that 2004 operating income will be in the range of $5.7 million to $8.2 million, and operating income before depreciation and amortization will be between $33.0 million and $35.5 million in 2004. More detailed guidance, as well as a table taht reconciles operating income (loss) before depreciation and amortization guidance to operating (loss) guidance, can be found on the "Guidance to the Investment Community" sheet that accompanies this press release.

Conference Call and Webcast

CNET Networks will host a conference call to discuss its second quarter financial, business outlook, and acquisition of Webshots beginning at 5:00 pm ET (2:00 pm PT), today, July 14, 2004. To listen to the discussion, please visit http://ir.cnetnetworks.com and click on the link provided for the webcast conference call or dial (800) 344-1035 (international dial-in: (706) 679-3076). A replay of the conference call will be available through July 28, 2004 via webcast at the URL listed above or by calling (800) 642-1687 (international dial-in: (706) 645-9291) and entering the conference ID number 8488413. The company’s past financial news releases, related financial and operating information, and access to all Securities and Exchange Commission filings, can also be accessed at http://ir.cnetnetworks.com.

Safe Harbor

This press release and its attachments include forward-looking information and statements that are subject to risks and uncertainties that could cause actual results to differ materially. These forward-looking statements include the statements under the section entitled “Business Outlook” and statements regarding the company’s growth prospects and new products, as well as other statements throughout the release that are identified by the words “expect,” “estimate,” “target,” “believe,” “anticipate,” “intend” and similar expressions. These statements are only effective as of the date of this release and we undertake no duty to publicly update these forward-looking statements, whether as a result of new information, future developments or otherwise. The risks and uncertainties include: a lack of growth or a decrease in marketing spending on the Internet or on CNET Networks’ properties in particular, which could be prompted by a lack of confidence or familiarity with the Internet as an advertising medium, weakness in corporate or consumer spending, competition from other media outlets or other factors; the failure of existing advertisers to meet or renew their advertising commitments; the loss of marketing revenue and users to CNET’s competitors, especially in the highly competitive fields of comparative shopping, personal technology and games and entertainment; a decline in revenues from our print publications as more marketing spending shifts from print to the Internet; the acquisition of businesses or the launch of new lines of business, which could decrease the company’s cash position, increase operating expense, and dilute operating margins; loss of users or customers by Webshots following its acquisition by CNET Networks, which could result in lower than expected revenue and operating income; failure to successfully integrate Webshots’s operations, which could result in increased expenses or loss of revenues; an increase in intellectual property licensing fees, which could increase operating expense, including amortization; and general risks associated with our business. For risks about CNET Networks’ business, see its Annual Form 10-K for the year ended December 31, 2003 and subsequent Forms 8-K, including disclosures under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are filed with the Securities and Exchange Commission and are available on the SEC’s website at www.sec.gov.

About CNET Networks, Inc.

CNET Networks, Inc. (www.cnetnetworks.com) is a premier global interactive content company that informs, entertains, and connects large, engaged audiences around topics of high information need and personal passion. The company focuses on three categories - personal technology, games and entertainment, and business technology - and includes such leading brands as CNET, ZDNet, TechRepublic, MP3.com, GameSpot, Download.com, CNET News.com, Computer Shopper magazine, and CNET Channel. With a strong presence in the US, Asia and Europe, CNET Networks has operations in 12 countries.

Investor Relations Contact: Cammeron Finnegan McLaughlin (415) 344-2844 cammeron.mclaughlin@cnet.com	Media Contact: Sarah Winterhalder (415) 344-2218 sarah.winterhalder@cnet.com

1 CNET Networks April-June 2004 (internal log data)
2 Neilsen//NetRatings’ U.S. data (June 2004)
3 Based on CNET Networks internal tracking and/or Webshots internal logs.

CNET NETWORKS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenues
Interactive	$59,243	$46,864	$114,748	$88,913
Publishing	8,845	11,537	16,737	26,076

Total revenues	68,088	58,401	131,485	114,989

Operating expenses:
Cost of revenues	34,700	34,079	68,550	70,280
Sales and marketing	17,892	17,365	36,126	35,082
General and administrative	10,026	11,019	18,929	21,065
Depreciation	4,075	3,855	11,246	9,467
Amortization of intangible assets	1,656	1,898	2,556	3,502

Total operating expenses	68,349	68,216	137,407	139,396

Operating loss	(261)	(9,815)	(5,922)	(24,407)

Non-operating income (expense):
Realized gains on investments, net	3,306	--	11,338	--
Interest income	541	563	1,023	1,236
Interest expense	(3,031)	(1,778)	(4,709)	(3,547)
Other	(1,918)	(271)	(86)	(266)

Total non-operating income (expense)	(1,102)	(1,486)	7,566	(2,577)

Income (loss) before income taxes	(1,363)	(11,301)	1,644	(26,984)
Income tax expense	168	271	247	417

Net income (loss)	$(1,531)	$(11,572)	$1,397	$(27,401)

Basic net income (loss) per share	$(0.01)	$(0.08)	$0.01	$(0.20)

Diluted net income (loss) per share	$(0.01)	$(0.08)	$0.01	$(0.20)

Shares used in calculating basic net income (loss) per share	143,144,017	139,432,692	142,884,525	139,343,944
Shares used in calculating diluted net income (loss) per share	143,144,017	139,432,692	150,312,383	139,343,944

Note: Beginning in 2004, CNET Networks, Inc. will refer to its previously reported “Internet” revenues as “Interactive” revenues.

CNET NETWORKS, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except share and per share data)

	June 30, 2004	December 31, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$62,626	$65,913
Investments in marketable debt securities	14,049	12,556
Accounts receivable, net	49,355	54,387
Other current assets	14,712	8,823

Total current assets	140,742	141,679

Restricted cash	19,774	19,159
Investments in marketable debt securities	57,013	38,711
Property and equipment, net	49,553	56,384
Other assets	24,611	23,092
Intangible assets, net	13,978	11,263
Goodwill	67,878	61,555

Total assets	$373,549	$351,843

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,503	$8,767
Accrued liabilities	57,770	53,151
Current portion of long-term debt	3,744	99

Total current liabilities	69,017	62,017

Non-current liabilities:
Long-term debt	125,614	118,029
Other liabilities	1,779	1,835

Total liabilities	196,410	181,881

Stockholders' equity:
Common stock; $0.0001 par value; 400,000,000 shares
authorized; 143,320,963 outstanding at
June 30, 2004 and 139,251,879 outstanding
at December 31, 2002	14	14
Notes receivable from stockholders	--	(137)
Additional paid-in-capital	2,714,173	2,709,178
Accumulated other comprehensive income	(13,426)	(14,074)
Treasury stock, at cost	(30,428)	(30,428)
Accumulated deficit	(2,493,194)	(2,494,591)

Total stockholders' equity	177,139	169,962

Total liabilities and stockholders' equity	$373,549	$351,843

CNET NETWORKS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

	Six Months Ended June 30,
	2004	2003
Cash flows from operating activities:
Net Income (Loss)	$1,397	$(27,401)
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Depreciation and amortization	13,802	12,969
Asset disposals	274	91
Noncash interest	1,363	408
Noncash stock compensation	--	53
Allowance for doubtful accounts	1,552	1,607
(Gain) loss on sale of marketable securities and privately
held investments	(11,338)	(3)
Changes in operating assets and liabilities,
net of acquisitions
Accounts receivable	3,636	11,062
Other assets	(2,476)	6,566
Accounts payable	(1,276)	1,038
Accrued liabilities	2,077	3,315
Other long-term liabilities	(56)	(665)

Net cash provided by operating activities	8,955	9,040

Cash flows from investing activities:
Purchase of marketable debt securities	(31,965)	(22,211)
Proceeds from sale of marketable debt securities	12,159	45,699
Proceeds from sale of investments in privately held companies	13,206	--
Investments in privately held companies	(732)	--
Net cash paid for acquisitions	(7,142)	(2,018)
Capital expenditures	(6,873)	(6,244)

Net cash provided by (used in) investing activities	(21,347)	15,226

Cash flows from financing activities:
Payments received on stockholders' notes	137	--
Net proceeds from issuance of convertible notes	120,800	--
Net proceeds from employee stock purchase plan	447	216
Net proceeds from exercise of options	4,055	866
Principal payments on borrowings	(113,910)	(317)

Net cash provided by financing activities	11,529	765

Net increase in cash and cash equivalents	(863)	25,031
Effect of exchange rate changes on cash and cash equivalents	(2,424)	536
Cash and cash equivalents at the beginning of the period	65,913	47,199

Cash and cash equivalents at the end of the period	$62,626	$72,766

CNET NETWORKS, INC.
BUSINESS SEGMENTS SUMMARY
(UNAUDITED)
(in thousands)

CNET’s primary areas of measurement and decision-making include two principal business segments. CNET has determined that its business segments are U.S.Media and International Media. U.S. Media consists of an online network focused on three content categories: personal technology, games and entertainment, and business technology. Beginning in 2004, U.S. Media also includes Channel Services, a product database licensing business and an online technology marketplace for resellers, distributors and manufacturers. Previously, Channel Services was presented as a separate segment; however, as we continued to see a convergence of customer relationships between U.S. Media and the Channel Services product offerings, we determined that combining the reporting results of Channel Services within U.S. Media more accurately reflects the decision-making processes, internal reporting and resource allocation within these businesses. International Media includes the delivery of online technology information and several technology print publications in non U.S. markets. Management believes that segment operating income (loss) before depreciation and amortization and realignment expenses is an appropriate measure of evaluating the operating performance of the company’s segments. However, segment operating income (loss) before depreciation and amortization and realignment expenses should not be considered a substitute for operating income, cash flows or other measures of financial performance prepared in accordance with generally accepted accounting principles.

	Three months ended June 30, 2004
	U.S. Media	International Media	Other (1)	Total
Revenues	$54,359	$13,729	$--	$68,088
Operating expenses	48,901	13,717	5,731	68,349

Operating income (loss)	$5,458	$12	$(5,731)	$(261)

	Three months ended June 30, 2003
	U.S. Media	International Media	Other (1)	Total
Revenues	$49,367	$9,034	$--	$58,401
Operating expenses	48,190	9,929	10,097	68,216

Operating income (loss)	$1,177	$(895)	$(10,097)	$(9,815)

	Six months ended June 30, 2004
	U.S. Media	International Media	Other (2)	Total
Revenues	$107,128	$24,357	$--	$131,485
Operating expenses	96,020	27,585	13,802	137,407

Operating income (loss)	$11,108	$(3,228)	$(13,802)	$(5,922)

	Six months ended June 30, 2003
	U.S. Media	International Media	Other (2)	Total
Revenues	$99,188	$15,801	$--	$114,989
Operating expenses	96,807	19,855	22,734	139,396

Operating income (loss)	$2,381	$(4,054)	$(22,734)	$(24,407)

(1)     For the three months ended June 30, 2004, other represents operating expenses related to depreciation of $4,075 and amortization of $1,656. For the three months ended June 30, 2003, other represents operating expenses related to realignment of $4,344, depreciation of $3,855, and amortization of $1,898.

(2)     For the six months ended June 30, 2004, other represents operating expenses related to depreciation of $11,246 and amortization of $2,556. For the six months ended June 30, 2003, other represents operating expenses related to realignment of $9,765, depreciation of $9,467, and amortization of $3,502.

CNET NETWORKS, INC.
GUIDANCE TO THE INVESTMENT COMMUNITY
(UNAUDITED)

$ in millions, except per share	Q2-04 Actual	Q3-04 estimate Low - High	FY 2004 estimate CNET Networks Stand-Alone Low - High	FY 2004 estimate Upon Closing of Webshots Acquisition (a) Low - High

Interactive Revenues	$59.2	$59.0 - $60.5	$245.8 - $251.3	$249.0 - $255.0
Publishing Revenues	$8.9	$9.0 - $9.5	$36.0 - $37.0	$36.0 - $37.0
Total Revenues	$68.1	$68.0 - $70.0	$281.8 - $288.3	$285.0 - $292.0

Operating income before depreciation & amortization	$5.5	$5.5 - $6.5	$31.3- $33.5	$33.0 - $35.5

Depreciation expense	($4.1)	($4.5)	($20.5)	($21.0)

Amortization expense	($1.7)	($1.5)	($5.3)	($6.3)

Operating income (loss)	($0.3)	($0.5) - $0.5	$5.5 - $7.7	$5.7 - $8.2

Realized gains on sale of investments	$3.3	-	$11.3	$11.3

Interest expense, net	($2.5)	($0.5)	($4.1)	($4.6)

Other income (expense)	($1.9)	($0.1)	($0.3)	($0.3)

Tax expense	($0.1)	($0.1)	($0.5)	($0.5)

Earnings (loss) per share	($0.01)	($0.01) - $0.00	$0.08 - $ 0.09	$0.08 - $ 0.09

  (a) FY 2004 estimates assume no Webshots contribution in the third quarter.

Safe Harbor Statement:

This press release and its attachments include forward-looking information and statements that are subject to risks and uncertainties that could cause actual results to differ materially. These forward-looking statements include statements under the section entitled "Business Outlook" and statements regarding the company’s growth propspects and new products,  as well as other statements throughout the release that are identified by the words “expect,” “estimate,” “target,” “believe,” “anticipate,” “intend” and similar expressions. These statements are only effective as of the date of this release and we undertake no duty to publicly update these forward-looking statements, whether as a result of new information, future developments or otherwise. The risks and uncertainties include: a lack of growth or a decrease in marketing spending on the Internet or on CNET Networks’ properties in particular, which could be prompted by a lack of confidence or familiarity with the Internet as an advertising medium, weakness in corporate or consumer spending, competition from other media outlets or other factors; the failure of existing advertisers to meet or renew their advertising commitments; the loss of marketing revenue and users to CNET’s competitors, especially in the highly competitive fields of comparative shoppping, personal technology and games and entertainment; a decline in revenues from our print publications as more marketing spending shifts from print to the Internet; the acquisition of businesses or the launch of new lines of business, which could decrease the company’s cash position, increase operating expense and dilute operating margins; loss of users or customers by Webshots following its acquisition by CNET Networks, which could result in lower than expected revenue and operating income; failure to successfully integrate webshots' operations, which could result in increased expenses or loss of revenues; an increase in intellectual property licensing fees, which could increase operating expense, including amortization; and general risks associated with our business. For risks about CNET Networks’ business, see its Annual Form 10-K for the year ended December 31, 2003 and subsequent Forms 8-K, including disclosures under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are filed with the Securities and Exchange Commission and are available on the SEC’s website at www.sec.gov.

CNET NETWORKS, INC.
QUARTERLY STATISTICAL HIGHLIGHTS
(UNAUDITED)

	Q2-04	Q1-04	Q4-03	Q3-03	Q2-03
Total Quarterly Revenue ($mm)	$68.1	$63.4	$73.5	$57.7	$58.4

Revenue Distribution (a) (%)
Marketing Services	77%	76%	74%	68%	69%
Licensing, Fees & User	10%	12%	10%	12%	11%
Publishing	13%	12%	16%	20%	20%

Advertiser Metrics
Top 100 US Advertisers' Renewal Rate (Q-to-Q)	98%	89%	96%	94%	90%
Top 100 US Advertisers' % of Network Revenue	56%	58%	60%	58%	60%

Select Business Metrics
Network Unique Users (mm)	74.2	76.5	66.3	65.5	63.3
Network Average Daily Page Views (mm)	41.8	44.2	43.9	40.7	36.3
Total Paid Leads (b) (mm)	44.8	46.1	49.0	38.3	38.2

Balance Sheet Highlights ($mm)
Cash	$62.6	$77.9	$65.9	$65.1	$72.8
Marketable Debt Securities	71.1	51.6	51.2	53.3	56.9
Restricted Cash	19.8	19.7	19.2	19.2	18.9

Total Cash & Equivalents	$153.5	$149.2	$136.3	$137.6	$148.6

Total Debt	$129.4	$118.1	$118.1	$117.9	$117.9

Days Sales Outstanding (DSO)	65	66	67	64	67

(a) Revenue distribution definitions are as follows:
Marketing Services - sales of advertisements on our Internet network through impression-based and activity-based advertising.
Licensing, Fees & User - licensing our product database, online content, subscriptions to online services, and other paid services.
Publishing - sales of advertisements in our print publications, subscriptions and newsstand sales of publications, and custom publishing services.

(b) Total Paid Leads include leads from shopping services, downloads, search, and white papers.

CNET NETWORKS, INC.
OPERATING INCOME (LOSS) RECONCILIATION
(UNAUDITED)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Operating loss	$(261)	$(9,815)	$(5,922)	$(24,407)
Depreciation	4,075	3,855	11,246	9,467
Amortization of intangible assets	1,656	1,898	2,556	3,502

Operating income (loss) before depreciation
and amortization	$5,470	$(4,062)	$7,880	$(11,438)

The company believes that “operating income (loss) before depreciation and amortization” is useful to management and investors in evaluating the current operating performance of the company, since depreciation and amortization include the impact of past transactions and costs that are not necessarily directly related to the current underlying capital requirements or performance of the business operations. Management refers to “operating income before depreciation and amortization” to compare historical operating results, in making operating decisions and for planning and compensation purposes. A limitation associated with this measure is that it does not reflect the costs of certain capitalized tangible and intangible assets used in generating revenue. Management evaluates the costs of these assets through other financial measures such as capital expenditures. “Operating income before depreciation and amortization” should be considered in addition to, and not as a substitute for, other measures of financial performance prepared in accordance with US GAAP.

Explanation of Net Gain from Unusual Items

In the six months ended June 30, 2004, approximately $0.05 of net income per share can be attributed to the effect of several unusual items. The company recognized $11.3 million of gains, net of impairments, on the sale of investments. The company recorded $3.5 million of accelerated depreciation and a related $1.7 million foreign currency gain associated with the evaluatation of the carrying value of its office buildings and other fixed assets in Switzerland upon integration of those operations into US Media. In conjunction with the retirement of the company's 5% Convertible Subordinated Notes, the company recorded a $1.6 million prepayment penalty and additional interest expense of $1.4 million.  The foreign currency gain and prepayment penalty are included in the "Other" line of the income statement. The company believes that this information is useful to investors because these items are infrequent in nature and may affect the comparability of the current six-month results to other six-month results.